SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between David K. George (“Executive”) and Seasons Bank, a bank organized under the laws of the State of Georgia, and Seasons Bancshares, Inc., a bank holding company organized under the laws of the State of Georgia (collectively “Employer”).

STATEMENT OF FACTS

Executive desires to accept the following agreements, including, without limitation, certain additional consideration from Employer in return for Executive’s general release and non-disclosure agreements set forth below. Executive and Employer desire to settle fully and finally all differences and disputes between them, including, but in no way limited to, any differences and disputes that might arise, or have arisen, out of Executive’s employment with and separation from Employer.

STATEMENT OF TERMS

In consideration of the mutual promises herein, it is agreed as follows:

1.     Non-Admission of Liability. (a) Neither this Agreement nor Employer’s offer to enter into this Agreement shall in any way be construed as an admission by Employer that it has acted wrongfully with respect to Executive or any other person, or that Executive has any rights whatsoever against Employer. Employer specifically disclaims any liability to or wrongful acts against Executive or any other person, on the part of itself, its shareholders, officers, directors, employees, agents or representatives.  (b) Neither this Agreement nor Executive’s agreement to enter into this Agreement shall in any way be construed as an admission by the Executive that he has acted wrongfully with respect to Employer or any other person, or that Employer has any rights whatsoever against Employee. Employee specifically disclaims any liability to or wrongful acts against Employer or any other person.

2.     Resignation of Employment. Executive has resigned his employment with Employer and from his position as a member of Employer’s Boards of Directors, effective July 31, 2006 (the “Separation Date”). The parties agree that except as set forth herein, this Agreement terminates all aspects of the relationship between them. Executive therefore acknowledges, understands and agrees that Executive does not and will not seek reinstatement, future employment or return to active employment status with Employer. Executive further acknowledges, understands and agrees that Employer is under no obligation to consider Executive for reinstatement, employment, re-employment, consulting or similar status at any time. Notwithstanding any provision of this Agreement to the contrary, the Executive may consult with the Employee as the Employer may request.

3.     Effective Date. This Agreement shall become effective immediately following the seven (7) revocation period set forth in Section 11(e) (the “Effective Date”). As of the Effective Date, if neither party has revoked this Agreement pursuant to Section 11(e), this Agreement shall be fully effective and enforceable.

4.    Consideration. In full consideration and as material inducement for the parties’ signing of this Separation Agreement and General Release, the receipt, adequacy and sufficiency of which are hereby acknowledged:

(a) Employer will continue paying Executive his current salary for twelve (12) months. Such payments will begin on Employer’s first regularly scheduled payroll date following the Effective Date of this Agreement. All legal deductions and required withholdings will be taken, consistent with Employer’s payroll practices.

(b) Employer will continue Executive’s health coverage with Employer, at the current cost to Executive or at the rates chargeable to Employer’s employees for benefit coverage, for twelve (12) months. Executive’s portion of the premium costs will be deducted from the payment set forth in Section 4(a) above. Executive will only be eligible for the health coverage described in this section if Executive elects COBRA coverage.

5.    Cessation of Authority. Executive acknowledges, understands and agrees that following the Separation Date, Executive is not authorized to incur any expenses, obligations or liabilities, or to make any commitments on behalf of Employer. Executive agrees to submit to Employer on or before the Effective Date, any and all expenses that were incurred by Executive on behalf of Employer (which have not previously been reimbursed) and any and all contracts or other obligations entered into by Executive on behalf of Employer (which have not previously been disclosed), including but not limited to any loans agreed to or memoranda of understanding entered into on behalf of the Employer. Employer agrees to reimburse Executive for reimbursable expenses incurred by Executive through his Separation Date which have not yet been reimbursed and which are promptly submitted to Employer, pursuant to Employer’s standard policies and procedures relating to reimbursement of expenses.

6.    Agreement Not to Disclose Trade Secrets and Confidential Information. Executive acknowledges, understands and agrees that in the course of employment with Employer, Executive has acquired Confidential Information and Trade Secrets, as those terms are defined below, concerning Employer’s operations, its policies and practices, its future plans and its methods of doing business, which information Executive understands and agrees would be extremely damaging to Employer if disclosed to a competitor or made available to any other person or entity. Executive acknowledges, understands and agrees that such information has been divulged to Executive in confidence. Executive agrees to protect and hold in strict confidence all Company Information, as that term is defined below, that Executive has received or created on behalf of Employer and that Executive will not, directly or indirectly, use, publish, disseminate or otherwise disclose any Company Information to any third party without Employer’s prior written consent, unless and until such time as the restrictions on Executive’s use or disclosure of such Company Information expire as set forth herein below. If a disclosure of Company Information is required by law, subpoena or court order, Executive agrees to give Employer the maximum feasible prior written notice of the legal justifications and requirements for any proposed disclosure of such information so that Employer may object to such disclosure if appropriate.

Executive further acknowledges, understands and agrees that Executive has complied with Employer’s policies regarding the protection of Company Information, that Executive has held such information in trust and strict confidence, and that Executive will continue to do so according to the terms set forth in this Agreement.

The restrictions on Executive’s use or disclosure of all Company Information, as set forth above, shall survive for a period of two (2) year; provided however, that the restrictions on the use or disclosure of Trade Secrets shall survive beyond such two year period for so long as such information qualifies as a Trade Secret under applicable law.

In view of the nature of Executive’s employment and Company Information which Executive has received or created during the course of Executive’s employment, Executive likewise acknowledges, understands and agrees that Employer would be irreparably harmed by any material violation, or threatened material violation of this Agreement by Executive and that, therefore, Employer shall be entitled to an injunction prohibiting Executive from any violation or threatened violation of this Agreement, and shall further be entitled to recover any damages proximately caused by such violation(s). The undertakings set forth in this section shall survive the termination of other arrangements contained in this Agreement.

“Company Information” means Confidential Information and Trade Secrets. However, “Company Information” does not include any information which: (i) at the time of disclosure to Executive, was in the public domain or was already lawfully in Executive’s possession without a breach of duty owed to Employer; (ii) after disclosure to Executive, is published or otherwise becomes part of the public domain without a breach of duty owed to Employer and through no fault of Executive; or (iii) was received after disclosure to Executive from a third party who had a lawful right to and, without a breach of duty owed to Employer, did disclose such information to Executive.

“Confidential Information” means any and all information of Employer other than Trade Secrets that has value and is not generally known to Employer’s competitors. This includes any information about Employer’s loan, accounting or financial practices or procedures; Employer’s operations; its future plans; actual or potential customers, vendors and suppliers; and its methods of doing business.

“Trade Secret” means information related to the business or services of Employer which: (i) derives independent actual or potential commercial value from not being generally known or readily ascertainable through independent development or reverse engineering by third parties who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts by Employer and such third parties that are reasonable under the circumstances to maintain its secrecy. Assuming the foregoing criteria in the immediately preceding clauses (i) and (ii) are met, Trade Secret includes business and technical information including, without limitation, designs, formulas, patterns, compilations, programs, devices, inventions, methods, techniques, drawings, processes, finances, and existing and future products and services of Employer.

7.    Return of Materials and Property. (a) Executive acknowledges, understands and agrees that as a result of Executive’s employment with Employer, Executive has had in Executive’s custody, possession and control documents, data, materials, files and other items that are the property of Employer or its customers, including loan applications and portfolios and Company Information. Executive agrees that to the extent Executive has not already done so, Executive will turn over to Employer’s Chief Executive Officer on or before the Effective Date, all files (including loan files), memoranda, records, credit cards, manuals, computer equipment, computer software, pagers, cellular phones, facsimile machines, customer and prospective customer lists, customer and prospective customer name and telephone numbers, Company Information, and any other equipment or documents, and all other property of similar type that Executive received from Employer and/or that Executive used in the course of Executive’s employment with Employer and that is the property of Employer or its customers (including any electronic versions of such items). Executive further agrees that after returning any electronic or physical versions of such items, Executive will permanently delete and destroy any remaining electronic versions or physical copies in Executive’s possession, custody or control. (b) Employer acknowledges, understands and agrees that certain personal items of the Executive including but not limited to office decorations, pictures and files are currently in the possession of the Employee. Additionally, the Executive’s laptop computer contains certain personal information including financial information relating to the Executive’s mother’s estate. Employer agrees to schedule a one hour period of time to be agreed with the Executive, being after the execution of this agreement and prior to the end of the termination period, during which the Executive can retrieve said personal items and copy all personal electronic information currently on said laptop computer. The Executive may then delete all personal information on said laptop. The Employer shall have its representative present during the time of the review and deleting of personal information.

8.    Confidentiality of Agreement. (a) Executive acknowledges, understands and agrees that Executive has kept and will keep the terms, amount, value, and nature of consideration paid to Executive, and the existence of this Agreement completely confidential, and that Executive will not hereafter disclose any information concerning this Agreement to anyone other than Executive’s immediate family, accountants, attorneys and other professional representatives who will be informed of and bound by this confidentiality clause. (b) Employer acknowledges, understands and agrees that Employer has kept and will keep the terms, amount, value, and nature of consideration paid to Executive, and the existence of this Agreement completely confidential, and that Employer will not hereafter disclose any information concerning this Agreement to anyone other than Employer’s Board, accountants, attorneys and other professional representatives who will be informed of and bound by this confidentiality clause. (c)  Notwithstanding the foregoing, the parties may disclose the existence of and information relating to this Agreement in the event of a breach or proposed breach of this Agreement or as may be required to comply with applicable laws and regulations.

9.    Complete Release. (a) As a material inducement to the parties to enter into this Agreement, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges Employer, Cadence Financial Corporation (“Cadence”), and each of Employer’s and Cadence’s affiliates, subsidiaries, stockholders, officers, directors, employees, successors, assigns, agents, representatives, attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements (excluding this Agreement itself), controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on Employer’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act; (3) 42 U.S.C. § 1981; (4) the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (5) the Equal Pay Act; (6) the Employee Retirement Income Security Act (“ERISA”); (7) Section 503 of the Rehabilitation Act of 1973; (8) the False Claims Act (including the qui tam provision thereof); (9) the Occupational Safety and Health Act; (10) the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”); (11) intentional or negligent infliction of emotional distress or “outrage”; (12) interference with employment and/or contractual relations; (13) wrongful discharge; (14) invasion of privacy; (15) assault and battery; (16) defamation; (17) whistleblowing; and (18) violation of any other legal or contractual duty arising under the laws of the State of Georgia or the United States of America, (individually the “Claim” and collectively the “Claims”), which Executive now has, owns or holds, or claims to have, own or hold, or which Executive at any time heretofore had, owned or held, or claimed to have, owned or held, against each or any of the Releasees at any time up to and including the date of execution of this Agreement. The parties specifically understand and agree that this release includes any claims Executive may have under or arising from any Employment Agreement with Employer, including such Employment Agreement dated March 21, 2006. This release does not cover any claims that may not be released by private agreement between the parties.

(b) As a material inducement to the parties to enter into this Agreement, Employer hereby irrevocably and unconditionally releases, acquits and forever discharges Executive, his agents and representatives, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements (excluding this Agreement itself), controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any federal, state or other governmental statute, regulation, or ordinance.

10.   Non-Disparagement and Professionalism. (a) Executive acknowledges, understands and agrees that Executive will not make or issue, or procure any person or entity to make or issue, any statement in any form concerning: (i) Releasees, including Employer and Cadence; (ii) Executive’s employment relationship with Employer; or (iii) the termination of Executive’s employment relationship with Employer, to any person or entity if such statement is harmful to or disparaging of Employer or any of their stockholders, officers, directors, employees, agents or representatives. (b) Employer agrees to use its best efforts not to make or issue, or procure any person or entity to make or issue, any statement in any form concerning: (i) Executive; (ii) Executive’s employment relationship with Employer; or (iii) the termination of Executive’s employment relationship with Employer, to any person or entity if such statement is harmful to or disparaging of Employee, except as may be required to comply with applicable laws and regulations.

11.   Age Discrimination In Employment Act. Executive acknowledges, understands and agrees that this Agreement and the termination of Executive’s employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”) and that the releases set forth in Section 9 hereof shall be applicable, without limitation, to any claims brought under these Acts. Executive further acknowledges, understands and agrees that:

(a) the release given by Executive in this Agreement is given solely in exchange for the consideration set forth in Section 4 of this Agreement and such consideration is in addition to anything of value which Executive was entitled to receive prior to entering into this Agreement;

(b) by entering into this Agreement, Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(c) Executive has been advised to consult an attorney prior to entering into this Agreement, and this provision of this Agreement satisfies the requirement of the OWBPA that Executive be so advised in writing;

(d) Executive has been offered twenty-one (21) days from his receipt of this Agreement within which to consider this Agreement; and

(e) for a period of seven (7) days following Executive’s execution of this Agreement, Executive or Employer may revoke this Agreement by delivering written notice of such revocation to the Executive or to the Employer’s President (as the case may be) and this Agreement shall not become effective or enforceable until such seven (7) day period has expired.

12.   No Other Claims. Executive acknowledges, understands and agrees that Executive has not filed, nor assigned to others the right to file, nor are there pending, any complaints, charges or lawsuits by or on behalf of Executive against Employer with any governmental agency or any court. Executive further acknowledges, understands and agrees that Executive will not purchase or acquire any Claims from a third party or be assigned any Claims by a third party against Employer on or after the Effective Date.

13.   Indemnification. (a) As further material inducement to Employer to enter into this Agreement, Executive hereby agrees to indemnify and hold each and all of the Releasees harmless from and against any and all loss, costs, damages or expenses, including without limitation, attorneys’ fees incurred by Releasees or by any of the Releasees’ agents, representatives or attorneys arising out of any breach of this Agreement by Executive or the fact that any acknowledgement, understanding, agreement or representation made herein by Executive was false when made. (b) As further material inducement to Executive to enter into this Agreement, Employer hereby agrees to indemnify and hold Executive harmless from and against any and all loss, costs, damages or expenses, including without limitation, attorneys’ fees incurred by Executive or by any of the Executive’s agents, representatives or attorneys arising out of any breach of this Agreement by Employer or the fact that any acknowledgement, understanding, agreement or representation made herein by Employer was false when made.

14.	Acknowledgments.

(a) Executive acknowledges, understands and agrees that Executive has been paid in full for all hours that Executive has worked for Employer and that Executive has been paid any and all compensation or bonuses which have been earned by Executive (whether under any employment agreement or otherwise) through the date of execution of this Agreement.

(b) Executive acknowledges, understands and agrees that the Employment Agreement dated March 21, 2006, and all other employment agreements, by and between the parties are terminated under this Agreement and are no longer in effect.

(c) Executive acknowledges, understands and agrees that Executive has no knowledge of any actions or inactions by any of the Releasees or by Executive that Executive believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

(d) Executive acknowledges, understands and agrees that the consideration described above in Section 4 of this Agreement is not required by Employer’s policies and procedures or by any contracts between Executive and Employer. Executive further acknowledges, understands and agrees that Executive’s entitlement to receive the consideration set forth in Section 4 is conditioned upon Executive’s execution and delivery of this Agreement and compliance with the terms of this Agreement.

(e) Executive acknowledges, understands and agrees that in executing this Agreement Executive does not rely, and has not relied, upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

(f) Employer advises Executive to consult with an attorney prior to executing this Agreement. Executive acknowledges, understands and agrees that Executive has had the opportunity to consult counsel if Executive chose to do so. Executive acknowledges, understands and agrees that Executive is responsible for any costs and fees resulting from Executive’s attorney reviewing this Agreement.

15.   Non-Competition. The parties acknowledge and agree: that Executive’s services to Employer required special expertise and talent in the provision of banking and financial services and that Executive had substantial contacts with customers and clients of Employer during his employment; that Executive was placed in a position of trust and responsibility with Employer and had access to a substantial amount of Company Information; that Executive is the repository of a substantial portion of the goodwill of Employer due to his responsibilities for Employer and that he would have an unfair advantage in competing with Employer; that Executive is capable of competing with Employer; and that Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. Accordingly, the Executive agrees that for a period of one (1) year, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer (including as an organizer or proposed executive officer of a new financial institution), engage in any business which is the same as or essentially the same as the Business of the Employer.

(a) For purposes of this Agreement, the term “Area” shall mean the geographic area within the boundaries of Fannin, Union, and Towns counties in the State of Georgia, Clay and Cherokee counties in the State of North Carolina and Polk county in Tennessee.

(b) For purposes of this Agreement, the term “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial banking.

16.   Non-Solicitation of Customers. Executive agrees that beginning immediately and continuing for a period of one (1) year from the Separation Date, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer’s current customers with whom Employee has or had material contact, and any actively sought prospective customers with whom the Executive has or had material contact during the last two (2) years of his employment, for purposes of providing products or services that are competitive with the Business of the Employer.

17.   Non-Solicitation of Employees. The Executive agrees that beginning immediately and continuing for a period of one (1) year from the Separation Date, he will not, within the Area, on his own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of Employer or its affiliates, whom he supervised or hired or with whom he had material contact, to another person or entity providing products or services that are competitive with the Business of the Employer.

18.	Enforcement of Specific Covenants.

(a) In the event either party breaches, or threatens to commit a breach of, any of the provisions of Sections 6, 8, 10, 15, 16, or 17, the injured party shall have the right and remedy to enjoin, preliminarily and permanently, the other from violating or threatening to violate these sections and to have these sections specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of these sections would cause irreparable injury to the injured party and that monetary damages would not provide an adequate remedy to such party. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the injured party at law or in equity.

(b) Executive acknowledges and agrees that the covenants contained in Sections 6, 8, 10, 15, 16, or 17 are reasonable and valid in time and scope and in all other respects. These covenants shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing sections are found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined or a new enforceable term provided, such that the intent of Employer and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

(c) In the event that the enforcement of any of the terms of this Agreement is sought in a court of competent jurisdiction, including any period during which a restrictive covenant is in force, and the protective restrictive covenant or term of the Agreement is held to be enforceable, the restrictive time period specified in the Agreement shall be deemed tolled upon the filing of the lawsuit seeking to enforce the Agreement until the dispute is finally resolved and all periods of appeal have expired.

19.   Severability. The provisions of this Agreement are severable, and if any paragraph or part is found to be unenforceable, the remainder of the Agreement shall remain fully valid and enforceable.

20.	SPECIAL CONDITIONS

(A)	Prior and Independent Agreements. Notwithstanding any provision of this Agreement to the contrary, the following agreements remain in full force and effect:

(1)	Incentive Stock Option Award pursuant to the Generations Bancshares, Inc. (now known as Seasons Bancshares, Inc.) 2001 Stock Incentive Plan, dated January 27, 2003, in favor of David K. George; and

(2)	Warrant Agreement between Generations Bancshares, Inc. (now known as Seasons Bancshares, Inc.) and David K. George dated January 27, 2003.

21.  Sole and Entire Agreement.   This Agreement sets forth the entire agreement between the parties hereto, and supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof, except as specifically provided otherwise herein. Executive acknowledges that pursuant to this Agreement, he will not be eligible to receive any change in control or any other payment he would otherwise be entitled to receive arising from his Employment Agreement with Employer, dated March 21, 2006.

22.  Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, transferees and permitted assigns. This Agreement shall not be assignable by Executive but shall be freely assignable by Employer.

23.   Governing Law. This Agreement shall be interpreted under the laws of the State of Georgia.

24.   Knowledgeable Decision By Executive. Executive acknowledges, understands and agrees that Executive has read all the terms of this Agreement. Executive understands the terms of this Agreement and understands that this Agreement releases forever Employer from any legal action, arising from Executive’s relationship with Employer as an employee and board member and the termination of the employment relationship between Executive and Employer. Executive is signing and delivering this Agreement of Executive’s own free will in exchange for the consideration to be given to Executive.

25.  Full and Careful Consideration. Executive acknowledges, understands and agrees that Executive may take the Agreement home and carefully consider all of its provisions before signing it. Executive may take up to twenty-one (21) days to decide whether Executive wants to accept and sign this Agreement. Executive acknowledges, understands and agrees that if Executive signs this Agreement, Executive and Employer will then have an additional seven (7) days after Executive signs the Agreement in which to revoke it. This Agreement will not be effective or enforceable, nor will any consideration be paid, until after the seven (7) day period set forth in Section 11(e) has expired. Again, Executive is free, and encouraged, to discuss the contents and advisability of signing this Agreement with an attorney of Executive’s choosing.

EXECUTIVE SHOULD READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

8-4-06	/s/ David K. George
DATE	DAVID K. GEORGE

8-4-06	SEASONS BANK
DATE

	By:	/s/ William L. Sutton
	Name:	William L. Sutton
	Title:	Chief Executive Officer

8-4-06	SEASONS BANCSHARES, INC.
DATE

	By:	/s/ William L. Sutton
	Name:	William L. Sutton
	Title:	Chief Executive Officer

Date Agreement received by Employer:	8-4-06	, 2006.

By:	/s/ William L. Sutton
Name:	William L. Sutton
Title:	Chief Executive Officer